As filed with the Securities and Exchange Commission on January 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CANADIAN SOLAR INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

199 Lushan Road

Suzhou New District

Suzhou, Jiangsu 215129

People’s Republic of China

 (Address of principal executive offices and zip code)

CANADIAN SOLAR INC. AMENDED AND RESTATED SHARE INCENTIVE PLAN

(Full title of the plan)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8800

(Telephone number, including area code, of agent for service)

Copies to:

Michael G. Potter Senior Vice President and Chief Financial Officer 545 Speedvale Avenue West Guelph, Ontario, Canada N1K 1E6 Tel: (1-519) 837-1881 Fax: (1-519) 837-2550	David T. Zhang Benjamin Su Kirkland & Ellis 26th Floor, Gloucester Tower The Landmark, 15 Queen’s Road Central Hong Kong S.A.R., China Tel (852) 3761-3318 Fax: (852) 3761-3301

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Shares, no par value	2,654,904	$20.12	$53,416,669	$6,207.02

(1)          Represents common shares of no par value of the registrant (the “Common Shares”) issuable pursuant to awards (including the exercise of any options granted) under the Canadian Solar Inc. Amended and Restated Share Incentive Plan (the “Plan”). In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Common Shares that may become issuable under the Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a reorganization, recapitalization, liquidation, stock dividend, stock split, or other distribution of stock or property of the registrant, combination or exchange of Common Shares, dividend in kind, or other like change in capital structure.

(2)          Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, and is based on $20.12 per share, the average of the high and low sales price of the Common Shares, as reported on the NASDAQ Global Select Market on January 28, 2015, for the additional Common Shares that are available for issuance pursuant to the “evergreen” provision of the Plan in 2014 and 2015. The total number of Common Shares issuable pursuant to awards under the Plan shall increase annually on the first business day of each calendar year by two and one-half percent of the number of Common Shares outstanding as of such date or a lesser number as determined by the board of the registrant or a committee designated by the board of the registrant to administer the Plan.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the Company is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) to register 2,654,904 common shares of Canadian Solar Inc. (the “Common Shares”) for issuance under the Canadian Solar Inc. Amended and Restated Share Incentive Plan. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the SEC on October 31, 2007 (File No. 333-147042) and on November 25, 2011 (File No. 333-178187).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suzhou, China, on January 30, 2015.

CANADIAN SOLAR INC.

By:	/s/ Shawn (Xiaohua) Qu
	Name:	Shawn (Xiaohua) Qu
	Title:	Chairman, President and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Mr. Shawn (Xiaohua) Qu and Mr. Michael G. Potter, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/ Shawn (Xiaohua) Qu		Chairman, President and Chief Executive Officer	January 30, 2015
Shawn (Xiaohua) Qu		(principal executive officer)

/s/ Michael G. Potter		Senior Vice President and Chief Financial Officer	January 30, 2015
Michael G. Potter		(principal financial and accounting officer)

/s/ Robert McDermott		Director	January 30, 2015
Robert McDermott

/s/ Lars-Eric Johansson		Director	January 30, 2015
Lars-Eric Johansson

/s/ Harry E. Ruda		Director	January 30, 2015
Harry E. Ruda

/s/ Andrew Wong		Director	January 30, 2015
Andrew Wong

/s/ Donald J. Puglisi		Authorized Representative in the United States	January 30, 2015
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates

[Signature Page to S-8]

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CANADIAN SOLAR INC.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended Articles of Continuance (incorporated by reference to Exhibit 3.2 of our registration statement on Form F-1 (File No. 333-138144), as amended, initially filed with the SEC on October 23, 2006)

4.2

Canadian Solar Inc. Amended and Restated Share Incentive Plan (incorporated by reference to Exhibit 4.5 to our annual report on Form 20-F for the year ended December 31, 2010 (File No. 001-33107), filed with the SEC on May 17, 2011)

5.1*	Opinion of WeirFoulds LLP

23.1*	Consent of WeirFoulds LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP

24.1*	Power of Attorney (included on signature page hereto)

*              Filed herewith.

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